Oramed Pharmaceuticals to Present at OneMedPlace Finance Forum in San Francisco, California

JERUSALEM, Israel – January  5, 2010 – Oramed Pharmaceuticals, Inc. (OTC BB: ORMP.OB) (http://www.oramed.com), a developer of alternative drug delivery systems,  today announced that the Chief Executive Office, Nadav Kidron  will present at the 2010 OneMedPlace Finance Forum which will take place at The Sir Francis Drake Hotel  in San Francisco California.

Nadav Kidron is scheduled to speak on January 13, 2010 at 11:00 AM PST in the Cyprus Room on the second floor. He will discuss the company's strategic initiatives, company updates and Oramed’s product pipeline.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company Contact:

Oramed Pharmaceuticals

Tara Horn

Phone:+972-54-334-318
Email:Tara@oramed.com
www.oramed.com